Exhibit (d)(6)

FORM OF SUPPORT AGREEMENT AND CONSENT

THIS SUPPORT AGREEMENT AND CONSENT (this “Agreement”), dated as of October 26, 2009, is entered into by and between [                  ] (the “Holder”), and FiberTower Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company is commencing an offer to exchange (the “Exchange Offer”) any and all of its outstanding 9.0% Convertible Senior Secured Notes due 2012 (the “Existing Notes”) issued under the Indenture dated as of November 9, 2006 (the “2006 Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee, on the terms and subject to the conditions as set forth in the Offering Memorandum and Consent Solicitation Statement, dated October 26, 2009 in the form attached hereto as Exhibit A (as it may be amended and supplemented from time to time in a manner approved in writing by the Holder and pursuant to the terms and subject to the conditions set forth herein and therein, the “Statement”) for new notes (the “Interim Notes”) as described in the Statement, all on the terms and subject to the conditions as set forth in the Statement;

WHEREAS, the Company has requested that the holders of Existing Notes agree to certain amendments to the 2006 Indenture and related collateral documents each as described in and subject to the terms and conditions as set forth in the Statement (the “Amendments”);

WHEREAS, upon the execution of this Agreement and satisfaction of the conditions to effectiveness of this Agreement set forth herein, the Holder shall be deemed to have consented to the Amendments subject to the terms and conditions hereof;

WHEREAS, Consummation (as defined below) of the Exchange Offer is conditioned upon, among other things, at least a majority of the aggregate outstanding principal amount of Existing Notes validly and effectively consenting to the Amendments as contemplated hereby and by the Statement;

WHEREAS, as of the date hereof, Holder Beneficially Owns (as defined below) the Subject Existing Notes (as defined below); and

WHEREAS, in order to induce the Company to consummate the Exchange Offer, Holder has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.

(a)                                  “Beneficially Own” or “Beneficial Owner” with respect to any securities and any Person means that such Person owns such securities or such securities are owned by an investment fund over which such person has sole investment and management authority.

(b)                                 “Business Day” means a day other than a Saturday, Sunday or holiday observed by the Nasdaq Global Market.

(c)                                  “Consummation” means successful consummation of the Exchange Offer on or prior to the Termination Date upon satisfaction, or waiver with the prior written consent of the Holder, of all conditions precedent thereto, all on the terms and conditions set forth in the Statement, including acceptance of all validly tendered Existing Notes (not validly withdrawn), and valid issuance of the Interim Notes in exchange for all validly tendered Existing Notes (not validly withdrawn) in accordance with the provisions of the Statement.

(d)                                 “Effective Date” has the meaning specified in Section 8(c) below.

(e)                                  “Expiration Date” means December 1, 2009, or any other date to which the expiration date of the Exchange Offer is extended or earlier terminated by the Company, in accordance with the terms of the Exchange Offer.

(f)                                    “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigation, or investigative, administrative or judicial proceeding, commenced or threatened by any Person against or involving any Indemnitee, whether or not such Indemnitee is ultimately designated as a party or potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the Exchange Offer or the transactions contemplated hereby or thereby.

(g)                                 “Mandatory Redemption” has the meaning given to such term in the Statement.

(h)                                 “Minimum Consent Condition” means the receipt in the Exchange Offer or pursuant to agreements substantially similar to this Agreement of effective consents (which have not been validly withdrawn pursuant to the terms of the Exchange Offer or this Agreement of such other agreements substantially similar hereto, and are effective on the date of, and for purposes of, Consummation) from holders of Existing Notes representing at least a majority of the aggregate principal amount of the Existing Notes approving the Amendments.

(i)                                     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

(j)                                     “Subject Existing Notes” means (i) $[                    ] in aggregate principal amount of Existing Notes Beneficially Owned by Holder as of the date of this Agreement, and (ii) any additional principal amount of Existing Notes of which Holder or any funds or accounts managed by Holder acquires Beneficial Ownership prior to the Expiration Date, including, but not limited to, any additional Existing Notes issued in lieu of the interest payment due November 15, 2009 (other than additional Existing Notes acquired by a Qualified Marketmaker to the extent that, pursuant to the terms of Section 23 hereof, such additional Existing Notes are specifically not considered Subject Existing Notes).

(k)                                  “Tender Date” means the fifth Business Day after the later of the (i) the Effective Date or (ii) commencement by the Company of the Exchange Offer, or, in the case of any Subject Existing Notes acquired after the Effective Date, the fifth Business Day after the date of consummation of such purchase, or, in the case of any transferee of Holder, the fifth Business Day after the date of consummation of the purchase of Subject Existing Notes by such transferee (but in no event later than the Expiration Date).

(l)                                     “Termination Date” means December 31, 2009.

(m)                               “Transfer” means, in the case of Holder, to, directly or indirectly, (i) sell, assign or transfer, (ii) pledge, encumber, create any participation or grant any proxy or option, in each case, such as would prevent, preclude, hinder or delay the ability of Holder from fulfilling its obligations under this Agreement or (iii) enter into any agreement, commitment or other arrangement to do any of the foregoing.

(n)                                 “Valid Withdrawal Condition” means any one or more of the following: (i) all conditions to Consummation (including the Minimum Consent Condition) shall have been satisfied on or prior to the Termination Date and shall remain satisfied on the Termination Date and Consummation shall not have occurred on or prior to the Termination Date for any reason; (ii) one or more conditions to Consummation as set forth in the Statement shall not have been satisfied on or prior to the Termination Date or one or more such conditions to Consummation shall have been satisfied but shall have failed to remain satisfied on the Termination Date; (iii) the Holder revokes its tender of the Subject Existing Notes solely to Transfer such Subject Existing Notes pursuant to Section 5(a)(i) hereof to a transferee that has agreed to tender such transferred Subject Existing Notes and to consent to the Amendments, all on the terms and conditions set forth herein, pursuant to a support agreement substantially identical hereto; (iv) the Statement, in the form attached hereto as Exhibit A, or any terms and conditions of the Exchange Offer, as set forth in the Statement, is or are modified, amended or changed at any time from and after the date hereof without the prior written consent of the Holder and such modification, amendment or change (A) would result in or permit the Amendments to become effective prior to Consummation, (B) is otherwise materially adverse to the Holder as determined by the Holder in good faith or (C) would in the good faith judgment of the Holder materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the Consummation or the Mandatory Redemption (any such modification, amendment or change, a “Prohibited Modification”); (v) the Company extends the Expiration Date of the Exchange Offer to a date after the Termination Date without the prior written consent of the Holder; (vi) the Company withdraws or terminates the Exchange Offer; (vii) (A) the entry of an order, judgment or decree adjudicating the Company or any of its subsidiaries bankrupt or insolvent, (B) the entry of any order for relief with respect to the Company or any of its subsidiaries under title 11 of the United States Code or (C) the filing or commencement of any proceeding relating to the Company or any of its subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; (viii) the Company defaults in the performance or observance of any of its covenants or other agreements contained herein; (ix) the entry of an order, judgment or decree delaying beyond the Termination Date, or prohibiting, Consummation, or prohibiting the Mandatory Redemption, in each case on the terms set forth in the Statement, or the Company shall have been advised by the staff of the Securities and Exchange Commission (the “Commission”) that the Exchange Offer or the Mandatory Redemption or this Agreement fails to comply with the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, or any other applicable federal securities laws; (x) the Termination Date shall have occurred and Consummation shall not have occurred on or prior to the Termination Date; (xi) the Holder shall have tendered the Subject Existing Notes into the Exchange Offer and shall not have withdrawn the Subject Existing Notes on or prior to the earlier of the Expiration Date or the Termination Date and the Subject Existing Notes shall not have been irrevocable accepted in the Exchange Offer; or (xii) this Agreement is terminated pursuant to Section 7(a) hereof, in the case of the occurrence of any event described in the preceding clauses (i) through (xi) above.

2.                                      Tender Agreement and Consent to Amendments.

(a)                                  Holder hereby consents to the Amendments, which consent shall be effective without any further action on behalf of Holder upon satisfaction of the conditions to effectiveness of this Agreement set forth herein, subject to the express conditions subsequent that the Minimum Consent Condition be satisfied on the date of Consummation and that Consummation shall occur, but shall cease to be effective upon withdrawal of such consent as contemplated by this Agreement, including Section 2(b) hereof.  Subject to the terms and conditions hereof and as set forth in the Statement, and provided that no Valid Withdrawal Condition shall exist, Holder agrees that prior to 5:00 p.m., New York City time, on the Tender Date, it will accept the Exchange Offer and consent to the Amendments and cause the Subject Existing Notes to be validly tendered and deposited in accordance with the terms and conditions of the Exchange Offer, subject to the terms and conditions of the Statement and this Agreement.

(b)                                 Holder shall have the right to withdraw its acceptance of the Exchange Offer and revoke its tender of the Subject Existing Notes and its consent to the Amendments if a Valid Withdrawal Condition exists.  Holder agrees that if Holder exercises its right to withdraw its acceptance of the Exchange Offer and revoke its tender of the Subject Existing Notes when no Valid Withdrawal Condition exists, then Holder’s consent to the Amendments shall remain effective, on the terms and subject to the conditions as set forth herein and in the Statement, subject to the conditions subsequent set forth above and the absence of the existence of any Valid Withdrawal Condition thereafter.  The Company agrees if Holder exercises its right to withdraw its acceptance of the Exchange Offer and revoke its tender of the Subject Existing Notes and its consent to the Amendments when a Valid Withdrawal Condition exists, then Holder’s consent to the Amendments shall automatically cease to be effective for any purpose and Holder shall be deemed not to have consented to such Amendments.

3.                                      Representations and Warranties of Holder.

(a)                                  Holder represents and warrants to the Company as follows:

(i)                                     As of the date hereof Holder (or a fund or account managed by Holder) Beneficially Owns (free and clear of any encumbrances or restrictions that would prevent Holder’s compliance with its obligations hereunder) the Subject Existing Notes.

(ii)                                  Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly executed and delivered by Holder, and upon its execution and delivery by Holder, will constitute a legal, valid and binding obligation of Holder, enforceable against Holder by the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(iii)                               No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Holder and the consummation by Holder (or any applicable fund or account managed by Holder) of the transactions contemplated hereby.

4.                                      Representations and Warranties of the Company.

(a)                                  The Company represents and warrants to Holder as follows:

(i)                                     The Company has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company, and upon its execution and delivery by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(ii)                                  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including commencement and Consummation of the Exchange Offer by the Company, and consummation of the other transactions contemplated in connection therewith including the Mandatory Redemption, will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of (A) the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries, (B) any contract, commitment or other obligation (written or oral) to which the Company is a party or by which any of the Company’s assets may be bound or (C) any law, order, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective assets, except in the case of each of clauses (A) through (C) above, in the case of the Consummation of the Exchange Offer and the Mandatory Redemption, as otherwise disclosed in the Statement.

(iii)                               The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including commencement and Consummation of the Exchange Offer by the Company, and consummation of the other transactions contemplated in connection therewith, does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any federal, state or other governmental authority or regulatory body, except for the filing with the Commission of a Tender Offer Statement on Schedule TO with respect to the Exchange Offer (including any required amendments thereto and any exhibits required to be filed therewith), the filing with the Commission of any required current report on Form 8-K in connection with this Agreement or consummation of the transactions contemplated hereby, any required qualification of the indenture with respect to the Interim Notes, and any notes issued in connection with the Mandatory Redemption, under the Trust Indenture Act of 1939, as amended, the filing of any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), required by the Registration Rights Agreement referred to in the Statement and the registration under the Securities Act of the securities covered thereby, and except as may be required under applicable state securities laws and such other registrations, filings, consents, approvals, notices and other actions as are otherwise described in the Statement or those the failure to obtain which would not adversely affect the Company’s ability to consummate the Exchange Offer or the Mandatory Redemption.  The Interim Notes and any securities issued in connection with the Mandatory Redemption will qualify for and be issued pursuant to and in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Section 3(a)(9) thereunder.

5.                                      Covenants of Holder.

(a)                                  Holder covenants and agrees for the benefit of the Company that, prior to the Expiration Date, Holder will not (and will cause any funds or accounts managed by Holder, to not):

(i)                                     Transfer any of the Subject Existing Notes held by it, in whole or in part unless as a condition precedent to such transfer, the transferee agrees to execute and deliver to the Company, substantially concurrently with such transfer, a support agreement substantially in the form of this Agreement with respect to such transferred Subject Existing Notes, which support agreement the Company shall also execute and deliver to the other party thereto;

(ii)                                  grant any powers of attorney or proxies or consents in respect of any of the Subject Existing Notes, deposit any of such Subject Existing Notes into a voting trust, or enter into a Agreement with respect to any of such Subject Existing Notes; or

(iii)                               take any other action (other than a Transfer pursuant to clause (i) above) with respect to the Subject Existing Notes that would in any way restrict, limit or interfere with the performance of Holder’s obligations hereunder or the transactions contemplated hereby and the Exchange Offer.

(b)                                 Holder covenants and agrees for the benefit of the Company that it will cooperate with the Company, at the expense of the Company, in satisfying the conditions to the

Mandatory Redemption of the Interim Notes (as such terms are used in the Statement), including but not limited to obtaining all requisite consents and approvals from the Federal Communications Commission in connection with the Consummation of the Exchange Offer by the Company, and consummation of the other transactions contemplated in connection therewith, and consummation of the Mandatory Redemption, in each case subject to any restrictions or limitations in respect of confidentiality of information applicable to Holder under any agreement or undertaking by which it is bound, under any applicable internal guidelines or rules to which it is subject, or any applicable law.

6.                                      Covenants of the Company.

(a)                                  The Company covenants and agrees for the benefit of Holder that:

(i)                                     The Company shall commence the Exchange Offer no later than the Business Day after the Effective Date;

(ii)                                  the Company shall pay all mortgage taxes, recording fees, title insurance, local counsel fee, environmental studies, zoning reviews, and all other customary mortgage and real estate related expenses, and all expenses in connection with registration of the Interim Notes, in each case, in connection with the Exchange Offer and the transactions contemplated thereby, including issuance of the Interim Notes and granting and perfecting all liens and mortgages securing the Interim Notes;

(iii)                               the Company shall use its commercially reasonable efforts to cause or facilitate satisfaction of all conditions precedent to Consummation and, upon satisfaction thereof, to cause Consummation to occur;

(iv)                              the Company shall not, unless required by applicable law, rule or regulation, cause or permit any Prohibited Modification;

(v)                                 the Company shall not disclose the name of the Holder in any press release or document filed with the Commission without the prior written consent of the Holder, and the Company shall provide the Holder with an opportunity to review in advance and, if desired by the Holder, comment upon, any proposed public disclosure by the Company of this Agreement; provided that the Holder hereby consents to the Company filing a copy of the form of this Agreement, including the identity of the Holder, as an exhibit to, and summarizing the terms of this Agreement in, the Schedule TO filed with the Commission in connection with the Exchange Offer and a current report on Form 8-K filed with the Commission in connection with the Exchange Offer, to the extent required by the rules of the Commission;

(vi)                              the Company shall not permit, or provide for, effectiveness of the Amendments prior to Consummation; and

(vii)                           the Company shall promptly take all actions reasonably necessary or appropriate, as requested by Holder, to facilitate and permit a transfer of the Subject Existing Notes by Holder in accordance with this Agreement, including entering into a support agreement with the transferee on terms and conditions substantially identical to those set forth herein promptly on request by the Holder, and shall not take action contrary to the foregoing or omit to take any action in furtherance of the foregoing.

7.                                      Termination of Agreement.

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire (and, for the avoidance of doubt, Holder shall be able to withdraw the Subject Existing Notes from the Exchange Offer as provided in Section 2(b) and its consent to the Amendments shall automatically cease to be effective) upon the earlier to occur of:

(i)                                     11:59 p.m. on the Expiration Date unless (A) all conditions precedent to the Exchange Offer have been satisfied or waived (with the prior written consent of the Holder) in each case on the terms and subject to the conditions set forth in the Statement and (B) the Company has validly and irrevocably accepted all validly tendered Existing Notes (other than those Existing Notes that have been validly withdrawn);

(ii)                                  11:59 p.m. on the Termination Date unless (A) all conditions precedent to the Exchange Offer have been satisfied or waived (with the prior written consent of the Holder) in each case on the terms and subject to the conditions set forth in the Statement and (B) the Company has validly and irrevocably accepted all validly tendered Existing Notes (other than those Existing Notes that have been validly withdrawn);

(iii)                               a Transfer of all of the Subject Existing Notes pursuant to Section 5(a)(i) above;

(iv)                              the occurrence of any other Valid Withdrawal Condition; or

(v)                                 the mutual written agreement by the Company and Holder to terminate this Agreement.

8.                                       Conditions to Effectiveness.

(a)                                  The effectiveness of this Agreement and the obligations of the Company under this Agreement, are conditioned upon the receipt by the Company of signatures hereto of or on behalf of Holder and by the Holder of signatures hereto by the Company.

(b)                                 The effectiveness of this Agreement and the obligations of the Holder under this Agreement are further conditioned upon commencement and effectiveness of the Exchange Offer no later than the date provided for in Section 6(a)(i) above, and on the terms and conditions set forth in the Statement.

(c)                                  The date on which the conditions set forth in the preceding clauses (a) and (b) are satisfied shall be the “Effective Date.”

9.                                       Amendments and Waivers, Etc.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.                                 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by facsimile, or by .pdf or other electronic means, and in each case to the address set forth below:

if to the Company:

Thomas Scott
Chief Financial Officer
FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107
Fax: (415) 659-0007
Email: Thomas.Scott@fibertower.com

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attn: Mark Young, Esq.
Fax: (713) 238-7111
Email: markyoung@andrewskurth.com

if to Holder:

11.                               Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.                               Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

13.                               Severability; Enforcement.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.                                 Specific Performance; Injunctive Relief.  Holder acknowledges that the covenants and agreements contained in this Agreement are an integral part of the Exchange Offer, and that monetary damages would be an inadequate remedy for any breach by Holder of the provisions of this Agreement.  Accordingly, Holder agrees that the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity to enforce this Agreement.

15.                                 Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

16.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart.

17.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to conflicts of laws rules or principles that would require the application of the law of any other jurisdiction.

18.                                 Jurisdiction; Waiver of Jury Trial.  By its delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court of competent jurisdiction in the State of New York in the Borough of Manhattan.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

Each of the signatories to this Agreement waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement and the transactions contemplated hereby.

19.                                 Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address set forth in Section 10 above.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

20.                                 No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

21.                                 Publicity.  The Company shall disclose all material non-public information provided to the Holder by the Company or its representatives on a current report on Form 8-K which shall be filed with the Commission prior to the commencement of the Exchange Offer.

22.                               Indemnity.

(a)                                  Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Holder, its affiliates and its and its affiliates’ respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF HOLDER; provided, the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable order.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 22 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against Holder and its affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

23.                                 Transactions by Qualified Market Makers.  The provisions of Section 5(a)(i) hereof shall not limit transactions by any Qualified Marketmaker (as defined below) in respect of Existing Notes not otherwise subject to this Agreement (as identified in Section 1(j)(i) hereof or acquired pursuant to Section 1(j)(ii) hereof and not subject to the exception in such section, which such exception does not in any way apply to Subject Existing Notes transferred or delivered in any manner to or from a Qualified Marketmaker that were at the time of transfer subject to this Agreement) (i) conducted in the ordinary course of its broker/dealer, market maker or flow trading business, and (ii) not entered into with a view towards establishing and holding directionally biased positions (including without limitation engaging in arbitrage positions with respect to Existing Notes) for the proprietary account of such Qualified Marketmaker, whether in a proprietary trading unit or otherwise, and any such additional Existing Notes so acquired by such Qualified Marketmaker in accordance with the foregoing and which were not at the time of such acquisition subject to an agreement similar to this Agreement shall not be Subject Existing Notes.  For the avoidance of doubt, the accumulation of an inventory of Existing Notes by a Qualified Market Maker in the ordinary course of its broker/dealer, market maker or flow trading business shall not be deemed to be establishing or holding a directionally biased position for purposes of clause (ii) of the immediately preceding sentence.  Notwithstanding anything to the contrary in this paragraph or otherwise, to the extent any Existing Notes that are subject to this Agreement (as identified in Section 1(j)(i) hereof or acquired pursuant to Section 1(j)(ii) hereof and not subject to the exception in such sentence, which such exception does not in any way apply to Subject Existing Notes transferred or delivered in any manner to or from a Qualified Marketmaker that were at the time of transfer subject to this Agreement) are sold, purchased or otherwise transferred to or from any Qualified Marketmaker, any such Subject Existing Notes shall at all times and in all respects remain subject to this Agreement.

Notwithstanding anything to the contrary in the immediately preceding paragraph, the definition of Subject Existing Notes herein, or otherwise, the full amount of the Subject Existing Notes set forth in Section 1(j)(i) hereof or acquired in payment of interest on such Subject Existing Notes as described in Section 1(j)(ii) hereof is subject at all times and in all respects to the provisions of this Agreement, and each such amount shall not be reduced in any respect by invocation or application of this Section 23, the proviso in Section 1(j)(ii) hereof, or any other provisions of this Agreement or otherwise.

“Qualified Marketmaker” means an entity that (i) holds itself out to the public as standing ready in the ordinary course of its business to purchase from and sell Existing Notes to or on behalf of customers (or to enter with customers into long and short positions in derivative contracts that reference Existing Notes), in its capacity as a dealer or market maker in such Existing Notes, (ii) in fact regularly makes a two-way market in such Existing Notes or regularly engages in flow trading with or on behalf of customers, and (iii) consistently has filed its U.S. federal income tax returns on the basis that such business constituted a securities dealer business within the scope of section 475(a) of the Internal Revenue Code of 1986, as amended.  An entity that is under common control with or controlled by a Qualified Marketmaker shall be considered a Qualified Marketmaker to the extent it satisfies conditions (i) and (ii) of the preceding sentence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

FIBERTOWER CORPORATION

By:
Name:
Title:

[Name of Holder]

By:
Name:
Title:

Signature Page

To

Support Agreement

LIST OF HOLDERS

Sola Ltd

Solus Core Opportunities Master Fund Ltd

OZ Master Fund, Ltd.

OZ Global Special Investments Master Fund, L.P.

Goldman Sachs & Co. Profit Sharing Master Trust

BlackRock Financial Management, Inc.